UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Aeroflex Holding Corp.

(Name of Issuer)

Common Stock, $0.01 Par Value

(Title of Class of Securities)

007767106

(CUSIP Number)

September 12, 2014

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 007767106	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Golden Gate Capital Management II, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 007767106	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Golden Gate Capital Investment Annex Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 007767106	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Golden Gate Capital Investment Annex Fund II, (AI) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 007767106	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Golden Gate Capital Investment Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 007767106	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Golden Gate Capital Investment Fund II, (AI) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 007767106	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Golden Gate Capital Associates II-QP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 007767106	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Golden Gate Capital Associates II-AI, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 007767106	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Golden Gate Capital Management, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 007767106	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): CCG AV, L.L.C. - Series A
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 007767106	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): CCG AV, L.L.C. - Series C
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 007767106	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): CCG AV, L.L.C. - Series E
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 007767106	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): CCG AV, L.L.C. - Series I
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 007767106	13G

Item 1(a)	Name of Issuer:

Aeroflex Holding Corp. (the “Company”)

Item 1(b)	Address of Issuer’s Principal Executive Offices:

The Company’s principal executive offices are at 35 South Service Road, P.O. Box 6022, Plainview, NY 11803.

Item 2(a)	Name of Person Filing:

This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Act: Golden Gate Capital Investment Annex Fund II, L.P. (“Annex Fund II”), Golden Gate Capital Investment Annex Fund II, (AI) L.P. (“Annex Fund II (AI)”), Golden Gate Capital Investment Fund II, L.P. (“Fund II”), Golden Gate Capital Investment Fund II, (AI) L.P. (“Fund II (AI)”), Golden Gate Capital Associates II-QP, L.L.C. (“Associates II-QP”), Golden Gate Capital Associates II-AI, L.L.C. (“Associates II-AI”), Golden Gate Capital Management II, L.L.C. (“GGC Management II”), CCG AV, L.L.C. - Series A (“Series A”), CCG AV, L.L.C. - Series C (“Series C”), CCG AV, L.L.C. - Series E (“Series E”), CCG AV, L.L.C. - Series I (“Series I”) and Golden Gate Capital Management, L.L.C. (“GGC Management”) (collectively, the “Reporting Persons”).

The Reporting Persons have entered into a Joint Filing Agreement, dated September 18, 2014, a copy of which is attached as Exhibit A to this Statement, pursuant to which the Reporting Persons agreed to file this Schedule 13G and any amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each of the Reporting Persons is c/o Golden Gate Private Equity, Inc., One Embarcadero Center, 39th Floor, San Francisco, California 94111.

Item 2(c)	Citizenship:

Each Reporting Person is organized under the laws of the State of Delaware.

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”)

Item 2(e)	CUSIP Number:

007767106

CUSIP No. 007767106	13G

Item 3		If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c) ☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e) ☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

	(f) ☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

	(g) ☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

	(h) ☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j) ☐	Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

	(k) ☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Not applicable.

Item 4		Ownership:

	(a)	Amount beneficially owned: In the aggregate, the Reporting Persons beneficially own 0 shares of Common Stock.

	(b)	Percent of class: In the aggregate, the Reporting Persons beneficially own 0 shares of the Common Stock, or 0% of the total number of shares outstanding.

	(c)	Number of shares as to which such person has:

(i) sole power to vote or to direct the vote: 0

(ii) shared power to vote or to direct the vote: 0

(iii) sole power to dispose or to direct the disposition of: 0

(iv) shared power to dispose or to direct the disposition of: 0

CUSIP No. 007767106	13G

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not Applicable.

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

As previously disclosed, the Reporting Persons may have been deemed to be members of a “group” for purposes of Section 13(d)(3) of the Act as a result of beneficially owning shares of Common Stock through their ownership in VGG Holding, LLC (“VGG”). However, as of a result of VGG’s disposition of all of the shares of Common Stock that it owned pursuant to the merger agreement between the Company, Cobham plc and Army Acquisition Corp., dated as of May 19, 2014, any “group” for purposes of Section 13(d)(3) of the Act that may have been deemed to exist has been dissolved on September 12, 2014.

Item 10	Certification:

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 18, 2014

GOLDEN GATE CAPITAL INVESTMENT FUND II, L.P.
GOLDEN GATE CAPITAL INVESTMENT ANNEX FUND II, L.P.
GOLDEN GATE CAPITAL INVESTMENT FUND II, (AI) L.P.
GOLDEN GATE CAPITAL INVESTMENT ANNEX FUND II, (AI) L.P.
GOLDEN GATE CAPITAL ASSOCIATES II-QP, L.L.C.
GOLDEN GATE CAPITAL ASSOCIATES II-AI, L.L.C.

By:	Golden Gate Capital Management II, L.L.C.
Its:	Authorized Representative

	By:	/s/ David C. Dominik
	Name:	David C. Dominik
	Its:	Principal Managing Director

CCG AV, L.L.C. - SERIES A
CCG AV, L.L.C. - SERIES C
CCG AV, L.L.C. - SERIES E
CCG AV, L.L.C. - SERIES I

By:	Golden Gate Capital Management, L.L.C.
Its:	Authorized Representative

	By:	/s/ David C. Dominik
	Name:	David C. Dominik
	Its:	Principal Managing Director

GOLDEN GATE CAPITAL MANAGEMENT, L.L.C.
GOLDEN GATE CAPITAL MANAGEMENT II, L.L.C.

By:	/s/ David C. Dominik
Name:	David C. Dominik
Its:	Principal Managing Director

Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Express, Inc. may be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: September 18, 2014

GOLDEN GATE CAPITAL INVESTMENT FUND II, L.P.
GOLDEN GATE CAPITAL INVESTMENT ANNEX FUND II, L.P.
GOLDEN GATE CAPITAL INVESTMENT FUND II, (AI) L.P.
GOLDEN GATE CAPITAL INVESTMENT ANNEX FUND II, (AI) L.P.
GOLDEN GATE CAPITAL ASSOCIATES II-QP, L.L.C.
GOLDEN GATE CAPITAL ASSOCIATES II-AI, L.L.C.

By:	Golden Gate Capital Management II, L.L.C.
Its:	Authorized Representative

	By:	/s/ David C. Dominik
	Name:	David C. Dominik
	Its:	Principal Managing Director

CCG AV, L.L.C. - SERIES A
CCG AV, L.L.C. - SERIES C
CCG AV, L.L.C. - SERIES E
CCG AV, L.L.C. - SERIES I

By:	Golden Gate Capital Management, L.L.C.
Its:	Authorized Representative

	By:	/s/ David C. Dominik
	Name:	David C. Dominik
	Its:	Principal Managing Director

GOLDEN GATE CAPITAL MANAGEMENT, L.L.C.
GOLDEN GATE CAPITAL MANAGEMENT II, L.L.C.

By:	/s/ David C. Dominik
Name:	David C. Dominik
Its:	Principal Managing Director